Exhibit 99.2

CFO Commentary on Second Quarter Fiscal Year 2015 Results

August 28, 2014

GAAP Quarterly Revenue Comparison

($ in millions)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q	Y/Y
Subscription and Support	$17.4	$16.1	$14.2	up 8%	up 23%
Perpetual License	1.4	0.6	2.7	up 113%	down 50%
Total Product Revenue	18.8	16.7	17.0	up 12%	up 11%
Professional Services	2.7	2.7	2.8	up 1%	down 5%
Total Revenue	$21.5	$19.4	$19.8	up 11%	up 9%

GAAP Quarterly Financial Comparison

($ in millions, except per share data)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q		Y/Y
Gross Margin	73%	73%	79%	0	% pts	down 6	% pts
Operating Expenses	$24.3	$22.6	$17.9	up 8%		up 36%
Earnings Per Share	$(0.36)	$(0.34)	$(0.09)	nm	^	nm

Non-GAAP* Quarterly Financial Comparison

($ in millions, except per share data)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q		Y/Y
Gross Margin	74%	75%	80%	down 1	% pts	down 6	% pts
Operating Expenses	$23.1	$21.2	$17.0	up 9%		up 36%
Earnings Per Share	$(0.30)	$(0.27)	$(0.05)	nm		nm

Key Metrics Quarterly Comparison

	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q		Y/Y
Total Paid Seats	234,642	225,963	192,119	up 4%		up 22%
Renewal Rate	114%	114%	122%	0	% pts	down 8	% pts

*Non-GAAP financials exclude stock-based compensation expense and amortization of acquired intangible assets.

^ Not meaningful.

Reconciliations between our GAAP and non-GAAP results are set forth in the tables following the narrative.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Key Metrics Discussion

We believe total paid seats are a key indicator of our market penetration, growth and future revenue.  We define a paid seat as a seat with a subscription or support contract as of the measurement date.

We ended the quarter with a total paid seat count of 234,642 seats.  This seat count represents a 22% year-over-year increase when compared to 192,119 seats under contract at the close of the second quarter of last year.  The 8,679 seats added in the quarter represent an increase of 4% over the seats under contract at the end of last quarter.

We provide our renewal rate on a quarterly basis to provide insight into our ability to meaningfully grow our existing customer base.  We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a 12 month period to the number of paid seats for those same customers at the end of such period, taking into account non-renewals, upgrades and downgrades.

As of July 31, 2014, our renewal rate calculated against this customer cohort was 114%.

The table below highlights our top 15 customers by total paid seats and the year-over-year seat growth.

Top 15 Customers

	First Order Date	First Order Seats	Seats as of Q2 FY15	Y/Y Seat Growth
Customer 1	March 2008	110	12,600	0%
Customer 2	June 2008	25	12,095	137%
Customer 3	May 2009	25	12,000	140%
Customer 4	September 2008	10	7,065	83%
Customer 5	June 2008	100	6,500	0%
Customer 6	January 2008	70	5,735	13%
Customer 7	April 2012	600	5,600	56%
Customer 8	September 2013	1,500	5,500	New Customer
Customer 9	October 2009	350	4,514	24%
Customer 10	September 2005	10	4,209	-8%
Customer 11	December 2010	25	3,003	-2%
Customer 12	July 2012	200	3,000	0%
Customer 13	April 2011	34	2,900	413%
Customer 14	December 2008	35	2,766	5%
Customer 15	December 2010	350	2,714	0%
TOTAL		3,444	90,201	46%

Revenue and Calculated Billings Discussion

Total revenue for the quarter was $21.5 million, which represents a 9% year-over-year increase over the same period last year.

In the first quarter of last year, we announced a price increase for our perpetual licenses which took effect in the third quarter of last year.  We believe the price increase stimulated demand for perpetual licenses resulting in a significant increase in our perpetual revenue in the second quarter of last year.  As a result, total revenue and perpetual revenue growth comparisons are difficult.

International (i.e., non-US) revenue accounted for 14% of revenue in the quarter.  However, since many of our domestic customers have international users, approximately 33% of the users that access our multi-tenant platform are from locations outside the US.

Subscription and support revenue for the quarter was $17.4 million, which represents a year-over-year increase of 23%.

Perpetual revenue for the quarter was $1.4 million, which represents a year-over-year decrease of 50%.  Our perpetual revenue results in the second quarter beat our internal expectations going into the quarter as a couple deals closed in the second quarter which we expected to close in the third quarter.  We believe that our decrease in perpetual revenue is largely a result of strong perpetual revenue in the second quarter of last year.  The majority of our product revenue comes from annual subscriptions contracts and, therefore, shows as subscription and support revenue.  However, we do expect some customers to buy perpetual licenses.  The revenue associated with this licensing model is irregular and hard to predict.  Large deals can significantly impact this revenue line given the revenue recognition pattern of this license option.

Services revenue for the quarter was $2.7 million, which represents a 5% year-over-year decrease.

Calculated billings, a non-GAAP measure which can be derived from our financial statements by taking revenue plus the change in deferred revenue, closed the quarter at $18.1 million, representing a year-over-year increase of 13% as compared to the second quarter of last year.  Calculated billings growth was adversely impacted by our unusually strong perpetual revenue in the second quarter of last year.  Our Subscription and Support billings, which can be derived from our financial statements by taking subscription and support revenue plus the change in deferred revenue, closed the quarter at $14.0 million, representing a year-over-year increase of 35%.

As we have discussed previously, there are a number of factors that can impact our deferred revenue, calculated billings and our calculated billings growth.  In the past, we have normalized billings for the impacts of multi-year prepaid contracts.  In addition to multi-year pre-pay contracts, other factors that can impact billings materially include add-on orders that co-term with the original contract that expires in less than one year and contracts that are off-balance sheet in nature.  Due to the number of factors required to normalize to get to a true apples to apples number, we have decided not to provide normalized billings.  However, looking at the change in short-term deferred revenue can help investors normalize for the impact of multi-year prepaid deals, should investors want to do this.

GAAP and Non-GAAP Gross Profit and Margin Discussion

GAAP gross profit for the quarter was $15.7 million, as compared to $15.7 million in Q2 of fiscal year 2014, reflecting an increase of $60 thousand or less than 1%.  Total GAAP gross margin for the quarter was 73%. Our GAAP product gross margin was 85% and our GAAP professional services margin was negative 9%, which is largely a result of increased capacity added at the end of the last fiscal year.

Non-GAAP gross profit for the quarter was $16.0 million, as compared to $15.9 million in Q2 of fiscal year 2014, reflecting an increase of $150 thousand or 1%.  Total Non-GAAP gross margin for the quarter was 74%. Our Non-GAAP product gross margin was 86% and our Non-GAAP professional services margin was negative 5%.

GAAP and Non-GAAP Operating Expenses and Net Loss Discussion

GAAP sales and marketing expense was $12.8 million, representing a year-over-year increase of $3.8 million or 41%.  This increase was driven mainly by increased headcount across our sales and marketing organizations and variable spend in our lead generation activities.  We also hosted our annual user conference RallyOn in Washington D.C., which impacted sales and marketing spend in the quarter.  As a percentage of revenue, GAAP sales and marketing expense was 60% for the quarter, as compared to 46% for the same period in fiscal year 2014.

Non-GAAP sales and marketing expense was $12.5 million, representing a year-over-year increase of $3.7 million or 42%.  As a percentage of revenue, Non-GAAP sales and marketing expense was 58% for the quarter, as compared to 44% for the same period in fiscal year 2014.

GAAP research and development expense was $6.5 million, representing a year-over-year increase of $1.4 million or 29%.  This increase was driven mainly by increased headcount as we continue to invest in product development.  As a percentage of revenue, GAAP R&D expense was 30% for the quarter, as compared to 26% for the same period in fiscal year 2014.

Non-GAAP research and development expense was $6.3 million, representing a year-over-year increase of $1.6 million or 35%.  As a percentage of revenue, Non-GAAP R&D expense was 29% for the quarter, as compared to 23% for the same period in fiscal year 2014.

GAAP G&A expense was $5.0 million, representing a year-over-year increase of $1.2 million or 32%.  This increase was driven mainly by increased headcount to support our growth.  As a percentage of revenue, GAAP G&A expense was 23% for the quarter, as compared to 19% for the same period in fiscal year 2014.

Non-GAAP G&A expense was $4.4 million, representing a year-over-year increase of $0.9 million or 25%.  As a percentage of revenue, Non-GAAP G&A expense was 20% for the quarter, as compared to 18% for the same period in fiscal year 2014.

GAAP net loss for the second quarter was $8.9 million or a net loss per share of $(0.36) per basic and diluted share.

Non-GAAP net loss for the second quarter was $7.4 million or a net loss per share of $(0.30) per basic and diluted share.

We are currently generating a net loss and as such, our basic weighted average shares outstanding for the second quarter was approximately 25.0 million, which does not include the impact of vested stock options.  If we were profitable today, our fully diluted share count would have been approximately 25.5 million shares when applying the treasury stock method to vested in-the-money stock options and warrants.

Cash Flow and Balance Sheet Discussion

Cash flow from operating activities was negative $8.9 million for the quarter, as compared to cash flow from operating activities in the second quarter of last fiscal year of negative $3.3 million.

As of July 31, 2014, our total cash, cash equivalents, excluding restricted cash, and accounts receivable balance was approximately $90.8 million, as compared to $101.8 million as of April 30, 2014, and $115.7 million as of July 31, 2013.  We currently carry no bank debt.

We ended the quarter with an accounts receivable balance of $13.8 million.

Total deferred revenue and short term deferred revenue closed the quarter at $36.3 million and $35.2 million, respectively.

Our days sales outstanding was 70 days at July 31, 2014.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), we have provided certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP results for calculated billings, subscription and support billings, cost of revenue, gross profit, operating expenses, net loss and basic and diluted net loss per share, which are in addition to, and, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our non-GAAP financial measures exclude stock-based compensation expense and amortization of acquired intangible assets. We believe the presentation of operating results excluding stock-based compensation expense and the amortization of acquired intangible assets provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods and is therefore useful to investors in analyzing and assessing our past and future operating performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found in the accompanying financial statements included with this CFO Commentary.

Forward-looking Statements

This CFO Commentary contains forward-looking statements, including statements regarding our future financial performance, market growth, the demand for our solutions, and general business conditions. Any forward-looking statements contained in this CFO Commentary are based upon our historical performance and current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this CFO Commentary.

Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in such forward-looking statements include, but are not limited to, the growth of demand for Agile software development, our ability to expand relationships with existing customers, our ability to attract and retain customers, the mix of perpetual license and subscription revenue, competitive factors, including but not limited to pricing pressures, industry consolidation, and entry of new competitors and new products, our ability to manage growth effectively, the ability of new sales personnel to become fully productive quickly and effectively, our ability to maintain, protect and enhance our brand and intellectual property, general economic and financial conditions, and other risks and uncertainties. Further information on risk factors that could cause actual results to differ materially from forecasted results is included in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 filed on April 11, 2014 and our Quarterly Report on Form 10-Q that will be filed for the quarter ended July 31, 2014.

Rally Software Development Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	July 31,	April 30,	July 31,
	2014	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$77,005	$85,731	$104,653
Restricted cash, short-term	16	16	—
Accounts receivable, net	13,761	16,029	11,068
Other receivables	179	108	64
Prepaid expenses and other current assets	4,201	4,177	3,087
Total current assets	95,162	106,061	118,872

Property and equipment, net	6,330	5,893	5,500
Goodwill	2,489	2,572	2,282
Intangible assets, net	1,646	1,777	2,149
Restricted cash, long-term	4,200	4,200	—
Other assets	888	757	345

Total assets	$110,715	$121,260	$129,148

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,657	$2,605	$3,150
Accrued liabilities	3,405	3,452	2,478
Deferred revenue	35,245	38,046	31,900
Other current liabilities	1,809	2,869	1,553
Total current liabilities	43,116	46,972	39,081

Deferred revenue, net of current portion	1,061	1,665	4,266
Deferred rent expense, net of current portion	889	873	916

Total liabilities	45,066	49,510	44,263

Stockholders’ equity:
Common stock	3	3	3
Additional paid-in capital	178,688	175,829	168,504
Accumulated deficit	(113,047)	(104,141)	(83,597)
Accumulated other comprehensive income	5	59	(25)
Total stockholders’ equity	65,649	71,750	84,885

Total liabilities and stockholders equity	$110,715	$121,260	$129,148

Rally Software Development Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	July 31,	April 30,	July 31,
	2014	2014	2013
Revenue:
Subscription and support	$17,440	$16,105	$14,220
Perpetual license	1,361	639	2,735
Total product revenue	18,801	16,744	16,955

Professional services	2,711	2,687	2,840

Total revenue	21,512	19,431	19,795

Cost of revenue (1) (2):
Product	2,840	2,396	1,800
Professional services	2,953	2,771	2,336
Total cost of revenue	5,793	5,167	4,136

Gross profit	15,719	14,264	15,659

Operating expenses (1):
Sales and marketing	12,841	11,410	9,085
Research and development	6,495	5,986	5,051
General and administrative	4,974	5,188	3,782
Total operating expenses	24,310	22,584	17,918

Loss from operations	(8,591)	(8,320)	(2,259)

Other income (expense):
Interest and other income	40	39	36
Interest expense	—	—	(2)
Loss on foreign currency transactions and other gain (loss)	(70)	(82)	(4)

Loss before provision for income taxes	(8,621)	(8,363)	(2,229)
Provision for income taxes	286	118	49
Net loss	$(8,907)	$(8,481)	$(2,278)

Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(0.34)	$(0.09)

Weighted average common shares outstanding, basic and diluted	25,026	24,816	24,014

(1) Includes stock-based compensation expense as follows:

	Three Months Ended
	July 31, 2014	April 30, 2014	July 31, 2013
Cost of product revenue	$74	$95	$39
Cost of professional services revenue	98	89	46
Sales and marketing	367	438	302
Research and development	237	412	402
General and administrative	567	522	261

	$1,343	$1,556	$1,050

(2) Includes amortization expense of acquired intangible assets as follows:

Cost of product revenue	$132	$132	$131

Rally Software Development Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	July 31,	April 30,	July 31,
	2014	2014	2013
Cash flow from operating activities:
Net loss	$(8,907)	$(8,481)	$(2,278)

Adjustments to reconcile net loss to cash (used) in operating activities:
Depreciation and amortization	778	724	664
Noncash stock-based compensation expense	1,343	1,556	1,050
Other	58	19	—
Changes in operating assets and liabilities:
Accounts receivable	2,268	5,742	675
Other receivables	(71)	(30)	(24)
Prepaid and other current assets	(23)	(867)	113
Other assets	(148)	36	(164)
Accounts payable and accrued expenses	225	(1,183)	(480)
Deferred revenue	(3,404)	(1,075)	(3,818)
Other current liabilities	(1,042)	815	1,019
Other long-term liabilities	(1)	(15)	(13)

Net cash (used) in operating activities	(8,924)	(2,759)	(3,256)

Cash flow from investing activities:
Purchase of property and equipment	(1,331)	(648)	(537)
Proceeds from sale of property and equipment	13	1	—

Net cash (used) in investing activities	(1,318)	(647)	(537)

Cash flow from financing activities:
Proceeds from exercise of common stock options	161	246	148
Proceeds from employee stock purchase plan	1,463	—	—
Proceeds from follow-on public offering, net of underwriting discounts and commissions	—	—	5,884
Payroll taxes paid in lieu of shares issued for stock-based compensation	(108)	—
Payments of offering costs	—	—	(1,233)

Net cash provided by financing activities	1,516	246	4,799

Net increase (decrease) in cash and cash equivalents during period	(8,726)	(3,160)	1,006

Cash and cash equivalents at beginning of period	85,731	88,891	103,647
Cash and cash equivalents at end of period	$77,005	$85,731	$104,653

Rally Software Development Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	July 31, 2014	April 30, 2014	July 31, 2013

GAAP product cost of revenue	$2,840	$2,396	$1,800
Amortization expense of acquired intangible assets	(132)	(132)	(131)
Stock-based compensation expense	(74)	(95)	(39)
Non-GAAP product cost of revenue	$2,634	$2,169	$1,630

GAAP professional services cost of revenue	$2,953	$2,771	$2,336
Stock-based compensation expense	(98)	(89)	(46)
Non-GAAP professional services cost of revenue	$2,855	$2,682	$2,290

GAAP gross profit	$15,719	$14,264	$15,659
Amortization expense of acquired intangible assets	132	132	131
Stock-based compensation expense	172	184	85
Non-GAAP gross profit	$16,023	$14,580	$15,875

Gross margin:
GAAP	73%	73%	79%
Non-GAAP	74%	75%	80%

Product gross margin:
GAAP	85%	86%	89%
Non-GAAP	86%	87%	90%

Professional services gross margin:
GAAP	(9)%	(3)%	18%
Non-GAAP	(5)%	0%	19%

GAAP sales and marketing expense	$12,841	$11,410	$9,085
Stock-based compensation expense	(367)	(438)	(302)
Non-GAAP sales and marketing expense	$12,474	$10,972	$8,783

GAAP research and development expense	$6,495	$5,986	$5,051
Stock-based compensation expense	(237)	(412)	(402)
Non-GAAP research and development expense	$6,258	$5,574	$4,649

GAAP general and administrative expense	$4,974	$5,188	$3,782
Stock-based compensation expense	(567)	(522)	(261)
Non-GAAP general and administrative expense	$4,407	$4,666	$3,521

GAAP net loss	$(8,907)	$(8,481)	$(2,278)
Amortization expense of acquired intangible assets	132	132	131
Stock-based compensation expense	1,343	1,556	1,050
Non-GAAP net loss	$(7,432)	$(6,793)	$(1,097)

Basic and diluted net loss per share:
GAAP basic and diluted net loss per share	$(0.36)	$(0.34)	$(0.09)
Amortization expense of acquired intangible assets	0.01	0.01	—
Stock-based compensation expense	0.05	0.06	0.04
Non-GAAP basic and diluted net loss per share	$(0.30)	$(0.27)	$(0.05)

Shares used to calculate basic and diluted net loss per share	25,026	24,816	24,014

Rally Software Development Corp.

Reconciliation of Total Revenue to Calculated Billings, Subscription and Support

Revenue to Subscription and Support Billings and Days Sales Outstanding

(unaudited, in thousands except days sales outstanding)

	Three Months Ended
	July 31,	April 30,	July 31,
	2014	2014	2013

Total revenue	$21,512	$19,431	$19,795

Deferred revenue-End of period	36,306	39,711	36,166
Beginning of period	(39,711)	(40,785)	(39,984)

Net change	(3,405)	(1,074)	(3,818)

Calculated billings	$18,107	$18,357	$15,977

Total subscription and support revenue	$17,440	$16,105	$14,220

Deferred revenue-End of period	36,306	39,711	36,166
Beginning of period	(39,711)	(40,785)	(39,984)

Net change	(3,405)	(1,074)	(3,818)

Subscription and support billings	$14,035	$15,031	$10,402

Accounts receivable	$13,761	$16,029	$11,068

Days Sales Outstanding (1)	70	78	64

(1) - Days sales outstanding is computed by dividing accounts receivable by calculated billings times the number of days in the quarter.